UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                       8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 16, 2001


                             OPEN DOOR ONLINE, INC.
             (Exact name of registrant as specified in its Charter)


        NEW JERSEY                       0-30584                   22-2824758
(State or other jurisdiction       (Commission file no.)        (IRS Employer ID
     of incorporation)                                               Number)


               46 OLD FLAT RIVER RD., COVENTRY, RHODE ISLAND 02816
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (401) 397-6800

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     (a) The Superior Court of New Jersey, Law Division: Bergen County on February 16, 2001, upon twenty-four (24) hours' notice to David DeBaene as President and Director of Open Door Online, Inc. ("Open Door"), the Superior Court of New Jersey, Bergen County, issued an Order granting injunctive relief which temporarily enjoins and restrains Mr. DeBaene, in his capacity as President, and the Directors of Open Door from taking any action on behalf of Open Door except in the normal course of business. These restraints include a temporary prohibition purchasing or selling assets of Open Door, or issuing any Open Door stock. A hearing is scheduled for March 8, 2001, at which time the court will determine (1) whether to continue or dissolve any restraints against the President and Directors of Open Door; (2) whether Mr. DeBaene can and should be removed as a director and officer of Open Door; (3) whether to appoint a fiscal agent over Open Door's assets and to conduct a shareholder' meeting; (4) whether Mr. DeBaene and the Board of Directors are required to provide an accounting to the plaintiffs in this action; and (5) whether Open Door's stock ledger should be produced to plaintiffs.

     The Company feels that there is no justification for the actions taken by the former directors and officers in this case. Certain claims have been made that the Company believes it can defend and upon, which it will prevail. The primary motivation for the action is to take control of the Company so that a transaction between Hollywood On Air, Inc. and the Company can be consummated. The Company previously rescinded the agreement on January 19, 2001 on the advice of counsel, citing the lack of delivery of audited financial statements after 63 days and the lack of satisfaction with various due diligence items plus the failure of Hollywood On Air, Inc. to raise the required capital for the transaction.

ITEM 5. OTHER EVENTS

     The events in this section are not required to be reported per the Form 8-K rules in Item 6. Resignation of Registrant's Directors as the resignation letter received did not include the reason for the resignation nor a request that the information be supplied to the Securities and Exchange Commission. However, in an effort to inform the shareholder's we are reporting the following information.

     Mr. Thomas Carley resigned as a director and Vice President effective July 18, 2000 without stating a cause. He accepted a position with the Company as Manager of Studio Operations from which he resigned January 10, 2001.

     Ms. Camille Barbone has resigned her seat on the Board of Directors and relinquished her position as Chief Operating Officer, effective January 9, 2001.

     Mr. Norman Birmingham has declined to stand for re-election as a director because of other business demands not related to Open Door Online, Inc. or these current court actions. Mr. Birmingham has informed the Company that he will resign as Chief Financial Officer of the Company upon, the earliest of two events, the completion of the current years audit or March 20, 2001. In the event that the court does not order the return of certain accounting records from the plaintiffs in the case referenced in Item 3. above, or the plaintiffs continue to withhold these records, his resignation will become effective on March 8, 2001 as the function of the office will have been impaired to such a degree that an audit cannot be completed timely for filing. The plaintiffs have failed to return the majority of records related to sales, accounts receivable, royalties payable and an extensive list of other financial information plus studio equipment and the music library that was formally requested, in writing, by counsel.

     Demands for royalty payments have been made on behalf of various artists with the threat of legal action if the payments are not made immediately, the corporate records needed to determine these royalties are currently held by the plaintiffs.


Date: February 26, 2001                 By: /s/ David N. DeBaene
                                            ------------------------------------
                                            David N. DeBaene
                                            President